Exhibit 99.1

News Release

Contacts:	Media – Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

John S. Brinzo Named to AK Steel’s Board of Directors

MIDDLETOWN, OH, January 19, 2007 — AK Steel (NYSE: AKS) said today that John S. Brinzo has been elected to its board of directors, effective today. Mr. Brinzo is chairman of the board of directors of Cleveland-Cliffs Inc, the largest producer of iron ore pellets in North America.

Mr. Brinzo served as the chief executive officer of Cleveland-Cliffs from 1997 to 2006, and has served as its chairman since 2000. He retired from the company on September 1, 2006, and will continue to serve as the chairman of its board until the company’s annual meeting of shareholders later this year. Mr. Brinzo joined Cleveland-Cliffs in 1969 as a financial analyst, and served the Cleveland-based company in a management capacity for more than 37 years.

“John Brinzo guided Cleveland-Cliffs through some of the most difficult times in the iron ore and steel industries, expanding the company with domestic and international acquisitions, and transforming the company into a very successful world-wide enterprise,” said James L. Wainscott, chairman, president and CEO of AK Steel. “John brings a wealth of insight and expertise to our crucial long-term raw materials strategies, and we welcome him to our board.”

Mr. Brinzo received a Bachelor of Science degree in business administration from Kent State University, and a Master of Business Administration degree from Case Western Reserve University. He is a director of the Brinks Company and Alpha Natural Resources, Inc. He also served as a director of the former International Steel Group, Inc. Mr. Brinzo is a past director of the American Iron and Steel Institute, and is a former chairman of the National Mining Association.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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